EXHIBIT 21

SUBSIDIARIES OF AZTAR CORPORATION

The Company has no parent corporation. In addition to the subsidiaries listed below, the Company has eight other wholly-owned subsidiaries. The unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary.

                     Name

Adamar Garage Corporation

Adamar of Nevada

Adamar of New Jersey, Inc.
     dba Tropicana Casino and Resort

Atlantic-Deauville, Inc.

Aztar Development Corporation

Aztar Indiana Gaming Company, L.L.C.
     dba Casino Aztar Evansville

Aztar Missouri Riverboat Gaming Company, L.L.C.
     dba Casino Aztar Caruthersville

Hotel Ramada of Nevada
     dba Tropicana Resort and Casino

Ramada Express, Inc.
     dba Ramada Express Hotel and Casino

Ramada New Jersey, Inc.

Ramada New Jersey Holdings Corporation

Tropicana Enterprises, a general partnership

Jurisdiction of Incorporation, Organization or Formation Delaware Nevada New Jersey New Jersey Delaware Indiana Missouri Nevada Nevada New Jersey Delaware Nevada